Exhibit 2

资产评估资格证书

Assets Evaluation Qualification Certificate

经审查，陕西德利信资产评估有限公司 符合《资产评估机构审批管理办法》及有关规定，准予从事资产评估业务，特发此证。

This is to certify that Shaanxi Delixin Asset Appraisal Co., Ltd. is in compliance with the 《Measures for the Approval and Administration of Assets Evaluation Institutions》and related regulations, and is permitted to engage in the asset appraisal business.

批准文号：陕财办企[2007]87号

Approval Number: ShanCaiBanQi [2007] 87

批准机构：陕西省财政厅

Approval Agency: Department of Finance of Shaanxi Province

证书编号：61070004	发证时间：2007年8月22日
Certificate No .: 6107007	Issue Date: August 22, 2007

序列号：00001635	中华人民共和国财政部统一印刷
Serial Number: 00001635	Printed by Ministry of Finance of the People’s Republic of China